Exhibit 21

SUBSIDIARIES OF PHOTRONICS, INC.

State or Jurisdiction of Incorporation or Organization

Align-Rite International, Ltd.	(United Kingdom)
Photronics (Wales) Limited	(United Kingdom)
Photronics California, Inc.	(California, USA)
Photronics Idaho, Inc.	(Idaho, USA)
Photronics Texas Allen, Inc.	(Texas, USA)
Photronics MZD, GmbH	(Germany)
Photronics Advanced Mask Corporation	(Taiwan, R.O.C.)
Photronics DNP Mask Corporation (1)	(Taiwan, R.O.C.)
PDMC Shanghai, Ltd.	(Shanghai, P.R.C.)
Photronics Singapore Pte, Ltd.	(Singapore)
Xiamen American Japan Photronics Mask Co., Ltd.	(Xiamen, P.R.C.)
Photronics UK, Ltd.	(United Kingdom)
PMCH	(Hefei, P.R.C.)
PK, Ltd.(2)	(Republic of Korea)
PKLT Co., Ltd.	(Taiwan, R.O.C.)
Trianja Technologies, Inc.	(Texas, USA)

Note: Entities directly owned by subsidiaries of Photronics, Inc. are indented and listed below their immediate parent. Ownership is 100% unless otherwise indicated.

(1)	50.01% owned by Photronics, Inc. and 49.99% owned by DNPJ
(2)	99.75% owned by Photronics, Inc., and 0.25% owned by minority shareholders